EXHIBIT 99.1

flexion

Transformative Medicine...

Where It Matters

Flexion Therapeutics Reports First-Quarter 2019 Financial Results and Recent Business Highlights

•	Company reported ZILRETTA® (triamcinolone acetonide extended-release injectable suspension) net sales of $10.6 million in first quarter 2019
•	Preliminary ZILRETTA net sales for April 2019 were approximately $5.1 million
•	Flexion reaffirms full-year 2019 revenue guidance of $65-$80 million
•	Conference call scheduled for today at 4:30 p.m. ET

BURLINGTON, Mass., May 8, 2019 – Flexion Therapeutics, Inc. (Nasdaq:FLXN) today reported financial results and recent business highlights for the quarter ended March 31, 2019.

“Flexion delivered solid ZILRETTA sales performance in the first quarter of 2019,” said Michael Clayman, M.D., President and Chief Executive Officer. “While we were pleased with our first-quarter results, we are particularly encouraged by the trajectory of the launch, as demonstrated by the preliminary net sales of approximately $5.1 million in April. Based on growing product awareness and utilization, we remain confident that we will achieve our full-year revenue guidance of $65 to $80 million, and we believe we will ultimately see ZILRETTA become the leading branded intra-articular treatment for the millions of people who confront osteoarthritis knee pain.”

First-Quarter Results & Financial Highlights

The Company reported a net loss of $41.5 million for the first quarter of 2019, compared to a net loss of $41.6 million for the same period of 2018. Net sales of ZILRETTA for the first quarter of 2019 totaled $10.6 million. Cost of sales was $1.8 million and $2.7 million for the three months ended March 31, 2019 and 2018, respectively.

Research and development expenses were $15.4 million and $11.6 million for the three months ended March 31, 2019 and 2018, respectively. The increase in research and development expenses of $3.9 million was primarily due to an increase of $1.5 million in salary and other employee-related costs for additional headcount and stock compensation expense, as well as a $1.1 million increase in preclinical expenses related to our portfolio expansion activities and other program costs, and an increase of $1.2 million in development expenses for ZILRETTA.

Selling, general and administrative expenses were $32.2 million and $26.9 million for the three months ended March 31, 2019 and 2018, respectively. Selling expenses were $23.8 million and $18.1 million for the three months ended March 31, 2019 and 2018, respectively. The year-over-year increase in selling expenses of $5.7 million was primarily due to salary and other employee-related costs and external costs related to physician and patient marketing and reimbursement support activities. General and administrative expenses were $8.4 million and $8.8 million for the three months ended March 31, 2019 and 2018, respectively, which represents a decrease of $0.4 million.

Interest income was $1.0 million and $1.2 million for the three months ended March 31, 2019 and 2018, respectively. The decrease in interest income was primarily due to a decrease in the average investment balance. Interest expense was $3.9 million both for the three months ended March 31, 2019 and 2018.

As of March 31, 2019, the Company had approximately $217.8 million in cash, cash equivalents and marketable securities compared with $258.8 million as of December 31, 2018.

ZILRETTA Commercial Metrics
Since the launch of ZILRETTA in November 2017 through March 31, 2019:

•	2,247 of Flexion’s 4,100 target accounts had purchased ZILRETTA. This reflects growth of 22% over the period from launch through December 31, 2018 when 1,837 accounts had purchased product.
•	71% of purchasing accounts (1,601) had placed at least one reorder.
•	More than 310 accounts had made ZILRETTA purchases of more than 50 units; approximately 700 accounts had purchased 11 to 50 units; and in excess of 1,200 accounts had purchased between 1 and 10 units.
•	Accounts purchasing more than 50 ZILRETTA units have been responsible for more than 60% of total ZILRETTA purchases (approximately 38,000 units).

In addition, sampling of ZILRETTA equaled approximately 10% of the total ZILRETTA units purchased in the first quarter of 2019.

Recent News & Business Updates

•

Results from an “Awareness, Trial and Usage” (ATU) survey conducted in early April 2019 indicated 74% of the 120 orthopedic surgeons sampled had awareness of ZILRETTA and 32% had administered the product. By comparison, an ATU conducted in February 2018 indicated that 42% of 118 orthopedic surgeons sampled were aware of ZILRETTA and only 9% had administered the product.

•

At the 2019 Osteoarthritis Research Society International World Congress (OARSI) held in May, the Company presented positive results from the Phase 2 pharmacokinetic (PK) study evaluating ZILRETTA in patients with hip osteoarthritis (OA). The data show PK profiles consistent with previous studies in the knee. The Company also presented a poster on the previously published Phase 3b data indicating repeat administration of ZILRETTA resulted in substantial improvements in OA knee pain and had no deleterious impact on cartilage or joint structure. Additionally, the Company gave an encore poster presentation of data from an in vitro study, which suggests that triamcinolone acetonide can have dose-dependent chondroprotective effects on inflamed and injured cartilage.

•

In April 2019, the Company announced that results from a post-hoc analysis of data from the pivotal Phase 3 trial of ZILRETTA were published in Advances in Therapy. The findings indicated that patients with unilateral OA knee pain experienced significant and durable pain relief with a single intra-articular injection of ZILRETTA compared to triamcinolone acetonide in crystalline suspension as measured by Average Daily Pain intensity scores. These results suggest that bilateral knee pain may have been a confounding factor in the pivotal trial, which assessed the impact of ZILRETTA treatment in only one knee.
•

Also in April, an independent evaluation of clinical data for ZILRETTA conducted by Adis Drug Review, was published in the journal Drugs. Their assessment included data from six clinical trials conducted over the past seven years, which evaluated 1,347 patients, 613 of whom were treated with ZILRETTA. The evidence-based evaluation concluded that ZILRETTA provided effective pain relief, while being generally well-tolerated as demonstrated in clinical studies, and it expands the treatment options for OA knee pain.

•

The Company has recently been made aware of a non-safety issue in the Phase 3 trial of ZILRETTA in hip OA pain, which resulted in the inability to deliver a full dose in a small number of trial participants. As a result, Flexion has temporarily paused enrollment and dosing as it works with investigators to identify and address the root cause of the issue.

•

During the first quarter of 2019, the Company advanced Good Laboratory Practice toxicology studies for its preclinical gene therapy program, FX201, and pending successful results, anticipates filing an Investigational New Drug application and initiating first-in-human clinical trials in the second half of the year.

Conference Call
Flexion’s management will host a conference call today at 4:30 p.m. ET. The dial-in number for the conference call is 855-770-0022 for domestic participants and 908-982-4677 for international participants, with Conference ID #1529779. A live webcast of the conference call can also be accessed through the “Investors” tab on the Flexion Therapeutics website, and a replay will be available online after the call.

Indication and Select Important Safety Information for ZILRETTA® (triamcinolone acetonide extended-release injectable suspension)

Indication: ZILRETTA (triamcinolone acetonide extended-release injectable suspension) is indicated as an intra-articular injection for the management of osteoarthritis pain of the knee. It is not intended for repeat administration.

Contraindication: ZILRETTA is contraindicated in patients who are hypersensitive to triamcinolone acetonide, corticosteroids or any components of the product.

Warnings and Precautions:

•

Intra-articular Use Only: ZILRETTA has not been evaluated and should not be administered by epidural, intrathecal, intravenous, intraocular, intramuscular, intradermal, or subcutaneous routes. ZILRETTA should not be considered safe for epidural or intrathecal administration.

•

Serious Neurologic Adverse Reactions with Epidural and Intrathecal Administration: Serious neurologic events have been reported following epidural or intrathecal corticosteroid administration. Corticosteroids are not approved for this use.

•	Hypersensitivity reactions: Serious reactions have been reported with triamcinolone acetonide injection. Institute appropriate care if an anaphylactic reaction occurs.
•

Joint infection and damage: A marked increase in joint pain, joint swelling, restricted motion, fever and malaise may suggest septic arthritis. If this occurs, conduct appropriate evaluation and if confirmed, institute appropriate antimicrobial treatment.

Adverse Reactions: The most commonly reported adverse reactions (incidence ≥1%) in clinical studies included sinusitis, cough, and contusions.

Please see ZilrettaLabel.com for full Prescribing Information.

About ZILRETTA
On October 6, 2017, ZILRETTA was approved by the U.S. FDA as the first and only extended-release intra-articular therapy for patients confronting osteoarthritis-related knee pain. ZILRETTA employs proprietary microsphere technology combining triamcinolone acetonide — a commonly administered, short-acting corticosteroid — with a poly lactic-co-glycolic acid (PLGA) matrix to provide extended pain relief. The pivotal Phase 3 trial on which the approval of ZILRETTA was based showed that ZILRETTA significantly reduced knee pain for 12 weeks, with some people experiencing pain relief through Week 16. Learn more at www.zilretta.com.

About Osteoarthritis (OA) of the Knee
OA, also known as degenerative joint disease, affects more than 30 million Americans and accounts for more than $185 billion in annual expenditures. In 2016, more than 15 million Americans were diagnosed with OA of the knee and the average age of physician-diagnosed knee OA has fallen by 16 years, from 72 in the 1990s to 56 in the 2010s. The prevalence of OA is expected to continue to increase as a result of aging, obesity and sports injuries. Each year, more than 15 million Americans are treated for OA-related knee pain, and approximately five million OA patients receive either an immediate-release corticosteroid or hyaluronic acid intra-articular injection to manage their knee pain.

About Flexion Therapeutics
Flexion Therapeutics (Nasdaq:FLXN) is a biopharmaceutical company focused on the development and commercialization of novel, local therapies for the treatment of patients with musculoskeletal conditions, beginning with osteoarthritis, a type of degenerative arthritis. The Company's core values are focus, ingenuity, tenacity, transparency and fun. For the past two years, Flexion has been named one of the Best Places to Work by the Boston Business Journal, and a Top Place to Work in Massachusetts by The Boston Globe.

Forward-Looking Statements
This release contains forward-looking statements that are based on the current expectations and beliefs of Flexion. Statements in this press release regarding matters that are not historical facts, including, but not limited to, statements relating to the future of Flexion; expected future financial and operating results; potential growth of ZILRETTA net sales; our estimates regarding revenues and net sales for April 2019 and the year ending December 31, 2019; Flexion’s plans and expected timing for clinical and regulatory milestones and activities; expected increases in the rate of individuals with OA of the knee; and the potential therapeutic and other benefits of

ZILRETTA, are forward looking statements. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, risks that our actual financial and operating results may differ materially from our expectations; the risk that we may not be able to successfully maintain an effective sales force to commercialize ZILRETTA; competition from alternative therapies; risks inherent in clinical development and the regulatory approval process, including the risk that future clinical results will not be consistent with prior results, the risk that clinical trials may be delayed or terminated, and the risk that the FDA may not approve our regulatory submissions; the risk that we may not be able to maintain and enforce our intellectual property, including intellectual property related to ZILRETTA; the risk that ZILRETTA may not be successfully commercialized, including as a result of limitations in ZILRETTA's label and package insert information; risks regarding our ability to obtain adequate reimbursement from payers for ZILRETTA; risks related to the manufacture and distribution of ZILRETTA, including our reliance on sole sources of supply and distribution; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; the risk that we may use our capital resources in ways that we do not currently expect; and other risks and uncertainties described in our filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 28, 2019 and subsequent filings with the SEC. The forward-looking statements in this press release speak only as of the date of this press release, and we undertake no obligation to update or revise any of the statements. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release.

FLEXION THERAPEUTICS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share information)

	Three Months Ended March 31,
	2019	2018
Revenue	$ 10,564	$ 2,194

Operating expenses:
Cost of sales	1,762	2,698
Research and development	15,424	11,551
Selling, general and administrative	32,222	26,899
Total operating expenses	49,408	41,148
Loss from operations	(38,844)	(38,954)
Interest income (expense), net	(2,925)	(2,758)
Other income (expense)	231	143
Loss from operations before income tax	(41,538)	(41,569)
Net loss	(41,538)	(41,569)

Basic and diluted net loss per share	$ (1.09)	$ (1.10)
Basic and diluted weighted average number of common shares outstanding	37,992	37,620

FLEXION THERAPEUTICS SELECTED BALANCE SHEET DATA (in thousands)
	March 31,	December 31,
	2019	2018

Cash and cash equivalents	$ 87,935	$ 87,299
Marketable securities (current and non-current)	129,913	171,555
Total current assets	247,958	285,042
Working capital	208,744	248,425
Total assets	264,619	295,752
Total notes payable	11,280	13,607
Total convertible notes	146,939	144,879
Total stockholders' equity	72,576	110,079

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Contact:

Scott Young

Vice President, Corporate Communications & Investor Relations

T: 781-305-7194

syoung@flexiontherapeutics.com

Julie Downs

Senior Manager, Corporate Communications & Investor Relations

T: 781-305-7137

jdowns@flexiontherapeutics.com